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                                                                   Exhibit 23(b)
August 30, 2006

    RE: Registration Statement on Form S-3 filed by American Skandia Life Assurance Corporation, Registrant Securities Act Registration No. 333-________

Dear Sir/Madam:

I have acted as Counsel to American Skandia Life Assurance Corporation (the "Company"), a Connecticut insurance company, in connection with the registration of certain securities with the Securities and Exchange Commission under the Securities Act of 1933, as amended, in the form of a market value adjustable fixed investment option (the "Contracts") issued by the Company.

I have examined or caused to be examined such documents (including the Form S-3 registration statement) and reviewed or caused to be reviewed such questions of law as I considered necessary and appropriate, and on the basis of such examination and review, it is my opinion that:

1. The Company is a corporation duly organized and validly existing as a stock life insurance company under the laws of the State of Connecticut and is duly authorized by the Insurance Department of the State of Connecticut to issue the Contracts.

2. The Contracts, when issued as contemplated by the Form S-3 Registration Statement, will constitute legal, validly issued and binding obligations of the Company.

I hereby consent to the filing of this opinion as an exhibit to the Form S-3 Registration Statement for the Contracts.

                                           Sincerely yours,

                                           Laura Kealey
                                           /s/Laura Kealey

                                           Vice President
                                           American Skandia